Filed pursuant to Rule 433
April 29, 2025

Relating to
Preliminary Prospectus Supplement dated April 29, 2025 to
Prospectus dated October 1, 2024
Registration Statement No. 333-282440

Tyco Electronics Group S.A.

$450,000,000 4.500% Senior Notes due 2031

$450,000,000 5.000% Senior Notes due 2035

Fully and Unconditionally Guaranteed by
TE Connectivity plc and TE Connectivity Switzerland Ltd.

Pricing Term Sheet

$450,000,000 4.500% Senior Notes due 2031

Issuer:	Tyco Electronics Group S.A.

Guarantors:	TE Connectivity plc and TE Connectivity Switzerland Ltd.

Offering Format:	SEC Registered

Size:	$450,000,000 aggregate principal amount of 4.500% senior notes due 2031 (the “2031 Notes”)

Maturity Date:	February 9, 2031

Coupon:	4.500% per annum

Price to Public:	99.516% of face amount

Yield to Maturity:	4.598%

Spread to Benchmark Treasury:	83 basis points

Benchmark Treasury:	UST 3.875% due April 30, 2030

Benchmark Treasury Price/Yield:	100-15+ / 3.768%

Interest Payment Dates:	February 9 and August 9, commencing on August 9, 2025

Optional Redemption:	The Issuer may redeem the 2031 Notes, in whole or in part, at its option at any time prior to January 9, 2031 (one month prior to the maturity date of the 2031 Notes) at the make-whole redemption price equal to the greater of 100% of the principal amount of the 2031 Notes to be redeemed and a make-whole amount based on a discount rate equal to the Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, the Issuer may redeem the 2031 Notes, in whole or in part, at its option at any time on or after January 9, 2031 (one month prior to the maturity date of the 2031 Notes) at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The Issuer may also redeem all, but not less than all, of the 2031 Notes in the event of certain tax changes affecting the 2031 Notes.

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the 2031 Notes, the Issuer will be required to make an offer to purchase the 2031 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	April 29, 2025

Settlement Date:	May 9, 2025 (T+8)*

CUSIP:	902133 BC0

ISIN:	US902133BC02

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.

Co-Managers:	Loop Capital Markets LLC Academy Securities, Inc. Commerz Markets LLC Intesa Sanpaolo IMI Securities Corp. Standard Chartered Bank WauBank Securities LLC

$450,000,000 5.000% Senior Notes due 2035

Issuer:	Tyco Electronics Group S.A.

Guarantors:	TE Connectivity plc and TE Connectivity Switzerland Ltd.

Offering Format:	SEC Registered

Size:	$450,000,000 aggregate principal amount of 5.000% senior notes due 2035 (the “2035 Notes”)

Maturity Date:	May 9, 2035

Coupon:	5.000% per annum

Price to Public:	98.947% of face amount

Yield to Maturity:	5.136%

Spread to Benchmark Treasury:	97 basis points

Benchmark Treasury:	UST 4.625% due February 15, 2035

Benchmark Treasury Price/Yield:	103-21 / 4.166%

Interest Payment Dates:	May 9 and November 9, commencing on November 9, 2025

Optional Redemption:	The Issuer may redeem the 2035 Notes, in whole or in part, at its option at any time prior to February 9, 2035 (three months prior to the maturity date of the 2035 Notes) at the make-whole redemption price equal to the greater of 100% of the principal amount of the 2035 Notes to be redeemed and a make-whole amount based on a discount rate equal to the Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

In addition, the Issuer may redeem the 2035 Notes, in whole or in part, at its option at any time on or after February 9, 2035 (three months prior to the maturity date of the 2035 Notes) at a redemption price equal to 100% of the principal amount of the 2035 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The Issuer may also redeem all, but not less than all, of the 2035 Notes in the event of certain tax changes affecting the 2035 Notes.

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the 2035 Notes, the Issuer will be required to make an offer to purchase the 2035 Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	April 29, 2025

Settlement Date:	May 9, 2025 (T+8)*

CUSIP:	902133 BD8

ISIN:	US902133BD84

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Scotia Capital (USA) Inc.

Co-Managers:	Loop Capital Markets LLC Academy Securities, Inc. Commerz Markets LLC Intesa Sanpaolo IMI Securities Corp. Standard Chartered Bank WauBank Securities LLC

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one New York business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder will generally be required, by virtue of the fact that the Notes initially settle on the eighth business day following the Trade Date (“T+8”), to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-5674, BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.

No PRIIPs KID - No PRIIPs key information document (KID) has been prepared as not available to retail investors in EEA.

No UK PRIIPs KID - No UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the United Kingdom.